EXHIBIT 99.1

Steiner Leisure Limited Announces Third Quarter 2012 Financial Results

NASSAU, The Bahamas, Oct. 24, 2012 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the third quarter and nine months ended September 30, 2012.

Steiner Leisure's revenues for the third quarter ended September 30, 2012 increased 14.0% to $204.4 million from $179.4 million during the comparable quarter in 2011. Net income for the third quarter of 2012 was $12.6 million compared with $11.8 million for the same quarter in 2011.

Earnings per share for the third quarter ended September 30, 2012 was $0.85 per share compared with $0.77 per share for the comparable quarter of 2011. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2012 increased 16.4% to $600.4 million from $515.7 million during the comparable nine months in 2011. Net income for the nine months ended September 30, 2012 was $41.3 million compared with $38.6 million for the same nine months in 2011.

Earnings per share for the nine months ended September 30, 2012 was $2.72 per share compared with $2.54 per share for the comparable nine months in 2011. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 157 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 69 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 94 treatment centers (17 of which are operated by franchisees) across 29 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas and Houston, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, October 25, 2012. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately five minutes before the scheduled time. The password is "Steiner." The call is available for replay from Thursday, October 25, 2012 (approximately 3 hours after the call takes place) through Thursday, November 1, 2012 at approximately 5:00 pm (ET). You may reach it by dialing (203) 369-1738 for both domestic and international calls.

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2012(1)	2011	2012(1)	2011
Revenues:
Services	$ 144,664	$ 119,255	$ 426,909	$ 344,999
Products	59,724	60,101	173,493	170,748
Total revenues	204,388	179,356	600,402	515,747

Cost of Sales:
Cost of services	119,999	97,965	345,363	280,930
Cost of products	43,186	41,432	122,481	118,876
Total cost of sales	163,185	139,397	467,844	399,806
Gross profit	41,203	39,959	132,558	115,941

Operating Expenses:
Administrative	11,618	12,171	35,309	28,600
Salary and payroll taxes	13,796	14,142	46,721	42,605
Total operating expenses	25,414	26,313	82,030	71,205
Income from operations	15,789	13,646	50,528	44,736

Other Income (Expense):
Interest expense	(1,494)	(253)	(4,618)	(1,578)
Other income	138	60	476	277
Total other income (expense)	(1,356)	(193)	(4,142)	(1,301)

Income before provision for income taxes	14,433	13,453	46,386	43,435

Provision for income taxes	1,807	1,681	5,119	4,810

Net income	$ 12,626	$ 11,772	$ 41,267	$ 38,625

Income per share:
Basic	$ 0.86	$ 0.79	$ 2.75	$ 2.58
Diluted	$ 0.85	$ 0.77	$ 2.72	$ 2.54

Weighted average shares outstanding:
Basic	14,698	14,978	14,982	14,983
Diluted	14,901	15,216	15,183	15,210

Notes
(1) Includes the results of operations of Ideal Image and Cortiva Group, Inc. subsequent to their acquisitions in November 2011.

STATISTICS

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Average number of ships served[1]:	156	154	153	150
Spa	114	116	112	114
Non-Spa	42	38	41	36

Average total number of staff on ships served:	2,662	2,710	2,653	2,589
Spa	2,277	2,407	2,275	2,303
Non-Spa	385	303	378	286

Revenue per staff per day[2]:	$ 433	$ 434	$ 420	$ 424
Spa	$ 455	$ 448	$ 442	$ 439
Non-Spa	$ 307	$ 320	$ 286	$ 300

Average weekly revenues:	$ 51,925	$ 53,358	$ 51,132	$ 51,018
Spa	$ 63,736	$ 64,927	$ 63,042	$ 62,027
Non-Spa	$ 19,784	$ 17,911	$ 18,542	$ 16,523

Average number of land-based spas served [3]	69	68	69	68

Average weekly land-based spas revenues	$ 27,666	$ 27,824	$ 29,339	$ 29,674

Total schools revenues	$ 18,935,000	$ 15,712,000	$ 59,614,000	$ 49,550,000

Total wholesale and retail product revenues	$ 30,861,000	$ 30,535,000	$ 89,823,000	$ 88,250,000

Average number of Ideal Image locations [3,4]	71	--	66	--

Average weekly Ideal Image revenues	$ 24,926	$ --	$ 25,875	$ --

Ideal Image revenues	$ 23,368,000	$ --	$ 66,397,000	$ --

Ideal Image cash revenues [5]	$ 30,522,000	$ 18,797,000	$ 91,950,000	$ 60,656,000
_____________

[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based day spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] This represents revenues on a cash basis for the entire period. We did not own Ideal Image until November 2011.
CONTACT: Leonard I. Fluxman
         President and Chief Executive Officer
         (305) 358-9002, ext. 215